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                                                                      EXHIBIT 23



The Board of Directors
Talus Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-67994, No. 33-67996, No. 33-89490, No. 33-89492, No. 33-98820, No.
333-09481, No. 333-36983, No. 333-62993, No. 333-32172, and No. 333-60439) on
Form S-8 and (No. 333-47133 and No. 333-58353) on Form S-3 of Manugistics Group, Inc. of our report dated March 31, 2000, except for note 17, for which the date is September 21, 2000, with respect to the consolidated balance sheets of Talus Solutions, inc. and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of Manugistics Group, Inc. dated September 21, 2000.

KPMG LLP
/s/ KPMG LLP

Atlanta, Georgia
October 10, 2000